UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2022

C4 THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39567	47-5617627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 200 Watertown, MA		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 231-0700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CCCC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Utpal Koppikar as a Director

On March 16, 2022, the Board of Directors (the “Board”) of C4 Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Utpal Koppikar as a director effective immediately and as chair of the Audit Committee of the Board effective March 17, 2022. Mr. Koppikar has been designated as a Class III director, to serve in accordance with the Company’s Amended and Restated By-Laws until the Company’s 2023 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, removal or resignation.

Mr. Koppikar is the chief financial officer of Atara Biotherapeutics. At Atara, Mr. Koppikar oversees finance, information technology and investor relations functions and is responsible for executing the company’s strategy as a member of the senior leadership team. Prior to serving as Atara’s chief financial officer, Mr. Koppikar was vice president of operations finance at Gilead Sciences, Inc., where he led the financial integration of Kite Pharma and played an integral role in pricing committees. Mr. Koppikar began his career in life sciences at Amgen, Inc., where he held multiple positions of increasing seniority, ultimately serving as executive director of financial planning and analysis. Mr. Koppikar previously served as a board member of Flexion Therapeutics Inc. until its sale to Pacira BioSciences, Inc. in November 2021. Mr. Koppikar earned a B.S. in aerospace engineering from the University of Maryland, an M.S. in aeronautical engineering from Stanford University and an MBA in finance from UCLA’s Anderson School of Management.

In connection with his election, the Company granted to Mr. Koppikar stock options to purchase up to 41,200 shares of the Company’s common stock under the Company’s 2020 Stock Option and Incentive Plan. One-third of this stock option award shall vest on the first anniversary of the date of grant, with the remainder vesting quarterly over the subsequent two years, provided, however, that all vesting shall cease if Mr. Koppikar resigns from the Board or otherwise ceases to serve as a director of the Company prior to any such vesting date. In addition, in connection with his election, the Company entered into an indemnification agreement with Mr. Koppikar in the same form as used with the Company’s other directors. Mr. Koppikar shall also be entitled to cash compensation under the terms of the Company’s non-employee director compensation policy, as amended and restated from time to time.

There are no arrangements or understandings between Mr. Koppikar and any other persons pursuant to which he was selected as a director of the Company, and there are no transactions in which Mr. Koppikar has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Departure of Director

On March 10, 2022, Elena Prokupets, Ph.D., resigned as a director and as a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. The resignation was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On March 16, 2022, the Company issued a press release announcing the election of Mr. Koppikar as a director. A copy of the press release is attached as Exhibits 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K (17 CFR 229.601).

Exhibit Number	Description
99.1	Press release issued March 16, 2022 (furnished)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C4 Therapeutics, Inc.

Date: March 16, 2022	By:	/s/ Lauren A. White
Lauren A. White
Chief Financial Officer